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The Directors
Titan International, Inc.
2701 Spruce Street
Quincy
Illinois 62301
USA

14 September 2012

Dear Sirs
Titan International, Inc. (“the Company”) - Report on a Profit Forecast
We report on the profit forecast comprising the Company's statement issued on 9 December 2011 that the EBITDA of the Company and its subsidiaries (together the “Group”) for the year ending 31 December 2012 will be in the range $225 million to $300 million (the “Profit Forecast”).
The Profit Forecast, and the material assumptions upon which it is based, are set out Part A of Part 12 of the document regarded by the FSA as being equivalent to that of a prospectus issued by the Company dated 14 September 2012 (the “Prospectus Equivalent Document”). This report is required by item 13.2 of Annex I of Commission Regulation (EC) No 809/2004 and is given for the purpose of complying with that item and for no other purpose.
Responsibilities
Save for any responsibility arising under the Prospectus Rule 5.5.3R (2)(f) to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with item 23.1 of Annex I to Commission Regulation (EC) No 809/2004, consenting to its inclusion in the Prospectus Equivalent Document.
It is the responsibility of the Directors of the Company to prepare the Profit Forecast in accordance with the requirements of Commission Regulation (EC) No 809/2004.
It is our responsibility to form an opinion as required by Commission Regulation (EC) No 809/2004 as to the proper compilation of the Profit Forecast and to report that opinion to you.
Basis of preparation of the Profit Forecast
The Profit Forecast has been prepared on the basis stated on page 296 of the Prospectus Equivalent Document and is based on the Group's budget for the year ending 31 December 2012. The Profit Forecast is required to be presented on a basis consistent with the accounting policies of the Group.
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Basis of opinion
We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included evaluating the basis on which the historical financial information included in the Profit Forecast has been prepared and considering whether the Profit Forecast has been accurately computed based upon the disclosed assumptions and the accounting policies of the Group. Whilst the assumptions upon which the Profit Forecast is based are solely the responsibility of the Directors, we considered whether anything came to our attention to indicate that any of the assumptions adopted by the Directors which, in our opinion, are necessary for a proper understanding of the Profit Forecast have not been disclosed and whether any material assumption made by the Directors appears to us to be unrealistic.
We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurances that the Profit Forecast has been properly compiled on the basis stated.
Since the Profit Forecast and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecast and differences may be material.
Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.
Opinion
In our opinion, the Profit Forecast has been properly compiled on the basis stated and the basis of accounting used is consistent with the accounting policies of the Group.
Declaration
For the purposes of Prospectus Rules 5.5.3R (2)(f) we are responsible for this report as part of the Prospectus Equivalent Document and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Prospectus Equivalent Document in compliance with item 1.2 of Annex I of Commission Regulation (EG) No 809/2004.
Yours faithfully
Grant Thornton UK LLP